Exhibit 99.1

Shore United Bank Rated America’s Best Small Bank in Maryland

EASTON, Md., October 28, 2020 - /PRNewswire/ -- Shore Bancshares, Inc. (the "Company") (NASDAQ: SHBI), the largest independent bank holding company located on Maryland’s Eastern Shore, announced that its bank, Shore United Bank, was recognized by Newsweek and Lending Tree as the best small bank in Maryland.

“We are honored to be chosen as one of America’s Best Banks,” said Lloyd L. “Scott” Beatty, Jr., President and Chief Executive Officer. “When you are recognized for doing what’s right for the customer and our local economy, it makes this announcement even more gratifying.”

Lending Tree, in consultation with Newsweek, evaluated several data sources including quarterly call reports, consumer complaints, mobile app reviews, historical interest rates, account terms and consumer service features to identify the top banks in America by state. Of the 2,500 banks evaluated, they then identified the financial institutions that “best serve their customers’ needs.”

To read the article in its entirety visit https://www.newsweek.com/americas-best-banks-2021/best-small-banks-state.

For more information about Shore United Bank, visit www.ShoreUnitedBank.com

Shore Bancshares Information

Shore Bancshares is a financial holding company headquartered in Easton, Maryland and is the largest independent bank holding company located on Maryland’s Eastern Shore. It is the parent company of Shore United Bank. Shore Bancshares engages in trust and wealth management services through Wye Financial Partners, a division of Shore United Bank.

Additional information is available at www.shorebancshares.com.

Contact: Lloyd L. “Scott” Beatty, Jr. President and Chief Executive Officer, 410-763-7800